Exhibit 99.2

SANUWAVE HEALTH, INC.
CONFERENCE CALL TO DISCUSS THIRD QUARTER 2017 FINANCIAL
RESULTS AND PROVIDE A BUSINESS UPDATE
Tuesday, November 21, 2017
10:00 a.m. Eastern Time

Operator
Good day, ladies and gentlemen, and welcome to the SANUWAVE Third Quarter 2017 Financial Results and Business Update Call. All lines have been placed on a listen-only mode. [Operator Instructions]

At this time, it’s my pleasure to turn the floor over to your host Lisa Sundstrom. Ma’am, the floor is yours.

Lisa Sundstrom – Chief Financial Officer
Thank you. Good morning. We appreciate your interest in SANUWAVE and in today’s call. SANUWAVE will now provide an update of our most recent activities during the quarter, as well as our third quarter 2017 financial results. Our quarterly report on Form 10-Q was filed with the SEC on November 14, 2017. If you would like to be added to the company’s distribution list, please call SANUWAVE at 770-419-7525, or go to the Investor Relations section of our website at www.sanuwave.com.

Before we begin, I would like to caution you that comments made during this conference call by management will contain forward-looking statements that involve risks and uncertainties regarding the operations and future results of SANUWAVE. We encourage you to review the company’s filings with the Securities and Exchange Commission, including, without limitation, our Forms 10-K and 10-Q, which identify specific factors that may cause actual results or events to differ materially from those described in the forward-looking statements.

Furthermore, the content of this conference call contains time-sensitive information that is accurate only as of the date of the live broadcast, November 21, 2017. SANUWAVE undertakes no obligation to revise or update any statements to reflect events or circumstances after the date of this conference call.

With that said, I’d like to turn the call over to our Chairman of the Board, Kevin Richardson. Kevin?

Kevin Richardson – Chairman and Chief Executive Officer
Thank you, Lisa. And, thank you everyone for joining us on our call today.

I want to first apologize for the delay in the conference call. Last week, the team was in Germany for MEDICA and the other part of the team was in Canada for Wounds Canada, so logistically would have been extremely difficult to organize a conference call. The good news is we had extremely successful shows both in Germany and Canada. We will discuss some of the details on this call, but we received our initial look for international orders for 2018 and, regardless of FDA approval, it should be a record year.

Today, we will update you on the many initiatives SANUWAVE is undertaking. This will cover Q3 results, Brazilian update, FDA update, including what we have done to prepare since our last call, international initiatives, our wound symposium, which is scheduled for early December, and then some new initiatives as well.

I will finish with concluding remarks. Overall, we remain positive about the FDA process and remain laser focused on preparing for wound care market entry in 2018, which is why we feel confident in hosting our first symposium. You will also hear us announce participation in a number of medical conferences for 2018, where we will be sharing abstracts and presenting posters for the first time in over five years. The journey has been long, and we truly feel as if we’re coming out of hibernation, and we’re prepared to take on the challenges now facing the wound care industry.

With that, let me turn it over to Lisa to review the financials.

Lisa Sundstrom – Chief Financial Officer
Thank you.

Revenues for the three months ended September 30, 2017 were $162,000, a decrease of $94,000 or 37% from the prior year. Our revenues resulted primarily from sales in Europe, Asia, and Asia-Pacific of our orthoPACE device and related applicators. The decrease in revenues for 2017 was due to lower sales of new orthoPACE devices and applicators in Europe and Asia-Pacific as compared to the prior year.

Research and development expenses for the three months ended September 30, 2017 were $267,000, a decrease of $1,000 from the prior year.

General and administrative expenses for the three months ended September 30, 2017 were $475,000, a decrease of $171,000 or 26% from the prior year. The decrease for 2017 was due to lower legal fees, lower salary and benefits related to reduced headcount, and a decrease in our bad debt reserve.

Net loss for the three months ended September 30, 2017 was $851,000, compared with a net loss of $1.1 million in 2016, a decrease in the net loss of $289,000 or 25%. The decrease in the net loss for 2017 was due to lower general and administrative expenses and a reduction in amortization costs.

Looking at cash flows, as of September 30, 2017, we had cash on hand of $40,000 compared with $134,000 at December 31, 2016. Net cash used by operating activities was $945,000 for 2017 year-to-date compared with $2.7 million from the same period in 2016. The decrease in 2017 cash used by operations was primarily due to lower operating expenses.

We continue to project that our cash burn-rate from operations will be approximately $125,000 to $225,000 per month in 2017 as we continue to expand our international market, prepare for the commercialization of dermaPACE, and continue research and development of non-medical uses of our technology.

Now, let me turn the call to Pete Stegagno for regulatory update.

Pete Stegagno – Vice President-Operations
Good morning, everyone.

I’m going to address, probably, the one or two questions pretty much on everyone’s list. What’s happening with the dermaPACE de novo and the FDA review process? And, do we have any idea of FDA decision, and when will that be? And, that’s three questions, but who’s counting?

There has been a flurry of communications with the FDA over the past month, particularly from the lead reviewer and the medical officer in the review team. We’ve been working on a transparency document, which discusses the device, the indications, the warnings, precautions, contraindications, device function, and trial data in very specific form, and we have submitted all the requested data in the requested format.

Final cautionary statements have been completed and added to the user and patient labeling. We believe the review team is near or has completed their work. The next step is for the review team to submit the final transparency document to upper management, along with their recommendation for review and final action.

At this point, we don’t know when the document will actually be moved up to chain, we don’t know how long it will take upper management’s review and approve, and we don’t know what the review team’s final recommendation is. So, all we can do is sit and wait and basically enjoy some turkey and football on Thursday.

We’ve done some calculating on the timelines of this de novo submission. It was submitted to FDA 15 months ago in July 2016. We received their first set of questions in January of this year, submitted our responses to those questions to FDA in July, and we’ve been working consistently with the review team since August. This package has been going through FDA’s clock for over 300 days now. Unlike PMAs and 510(k)s, the de novo does not have a particular defined review period, although there is a draft guidance coming out shortly, and they are recommending a 120 day review period. We’re basically at the end of the process, and we can only hope that a decision will be communicated to us shortly.

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On a different note, we attended SAWC, the Symposium from Advanced Wound Care, in October, and came away with some impressions and how we plan to move forward with dermaPACE. One is that there really isn’t any new device product on the market for wound care. The latest buzz seems to be amniotic-based products, and there are more and more providers coming onto the market. We believe that dermaPACE will be able to develop our own niche because of its clinical performance, it’s not invasive nature, and its ease of use. We came away with a number of leads to follow-up on in regard to supplement in dermaPACE with supportive products and technologies, including imaging and wound care management suites. We’re excited about what we can do once we hit the US market and, of course, the next 18, 24 months and beyond.

We’re looking forward to an active year in the clinical side for 2018. We’ve been lining up key researchers to collaborate with us and follow on DFU studies to support reimbursement for dermaPACE. We’re also planning on expanding indications for dermaPACE into such areas as venous leg ulcers and other vascular and perfusion indications, and also scarring. We expect to have results and publications from ongoing studies in Belgium, where dermaPACE is being used in a home treatment setting and from South Korea where KOLs are using dermaPACE for DFU’s, and, interestingly, scar reduction after C-sections.

We plan to continue this work in Brazil for both DFU and scarring with our new partners there. We’ve also breathed new license into the Canadian market where we have partnered with wound care professionals to place dermaPACE with key wound care centers. Finally, we have many distributors, particularly in Europe, whom we will collaborate with in investigating use of our shock-wave technology in treating erectile dysfunction.

With that said, I’ll turn it over to André.

André Mouton – Vice President-International Sales and Relations
Thanks Pete. Good morning, everyone.

During our last call, we guided and updated all the countries, and we would like to emphasize that registration per country is a time consuming and ongoing process. We are working very closely with our identified distributors to ensure and make this process as effective and smooth as possible within the required country regulations. South Korea is still our leading market. During our recent meeting Dusseldorf at the MEDICA conference, our current distributor KOVE gave us more feedback on various studies they are undertaking in the wound care space and have agreed for ongoing trial data sharing and access to the key opinion leaders to ensure we maximize our own network between distributors.

We had the same positive discussions with Matek from Italy, also Ortho Medico from Belgium, and Prim from Spain. It became very clear that all our current distributors believe in the product and our focus on specific actions within the wound care market and that all the targets can be achieved. The positive meetings we had will be followed up with attendance at our training seminar, in December, and distribution of all the key opinion leaders’ key findings within our distribution network.

We have finalized registration in Taiwan and are awaiting final stage in Romania and Indonesia. These include access and listing of our product on the national tender programs per country. These activities will be followed up by the first purchases of the clinical demo units and/or outright commercial product sales. We have started the registration process in South Africa, as well as registration of our orthopedic unit in Canada.

Our regional discussions with identified targeted Southeast Asian distributors are still on track. We will also have direct communications with potential distributions by the biggest wound care player in Thailand. During the recent MEDICA conference, we met up with a lot more potential partners, as we are now in the process of getting the paper work done, especially the NDA’s, to ensure that we share more detail. We have identified regional players in Europe and are now finalizing the shortlist for France, United Kingdom, and Finland as well. The search for distributors within Eastern Europe, with key focused countries for wound care like Poland and Russia, is still ongoing.

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Our Canada exposure has been increased by engaging a well-known wound care nurse practitioner on a success fee basis. This means further access to key opinion leaders, as well as more insight within the government structure and their rules around purchasing. We also had a presence at the recent Canada wound conference with her as well as one of our senior management members representing the company and demonstrating the dermaPACE device and functionality.

We mentioned during the last call that we are shifting our focus for the Middle East, India, and China given the size and market potential. This current process of identifying groups we can work with as potential investment partners for that specific area is ongoing. The recent success we had with Brazil is helpful with these countries, as well as the new discussions we started with Mexico. We must ensure that whomever we pick as a partner, that will handle our distribution and our key opinion leader relationships, must be in line with our overall focus and strategy.

We are now following up and finalizing our target sales numbers for 2018 that we got while at MEDICA from our distributors. Based on these initial feedbacks, it looks like it’s going to be a record year for us, regardless of the FDA decision in 2018. We’re also planning to add more countries as partners before year-end as we go through to 2018.

That being said I will turn the discussion back to Kevin for concluding remarks.

Kevin Richardson – Chairman and Chief Executive Officer
Thank you, André.

Concluding remarks today will be brief because the team has covered pretty much everything we wanted to cover today. Once we hear from the FDA, we will hold the conference call as it is clearly material. We did this when we announced Brazil, and we will do so when we announced any deal of similar size due to the materiality. Q3, we focused on meeting FDA’s comments, preparing for a successful commercial launch, and interacting with the international partners. Pete spoke about the FDA and I’m sure in Q&A we can answer any questions, as best we can, whatever you ask.

We really cannot comment on commercial plans yet, but we will discuss shortly after an approval. Internationally, the big event Q3 was signing Brazil. The Mundi team is fantastic. They have been interacting with our team constantly, and all plans remain on track for a successful launch in 2018. Mundi’s also made their payments to us, so, from a milestone standpoint, we’re on track there.

In fact, the Brazil team will be sending four people, including two KOLs, to our symposium, which will take place in two weeks. These are highly regarded doctors who will become part of the Mundi SANUWAVE launch in 2018. Regarding the symposium, we have had an overwhelming response and we had to move the location because of the international demand. As many of you are aware in the US, we cannot market dermaPACE product until we receive clearance, so this symposium is really an international event.

We originally thought we’d have eight to ten participants, now we’re over thirty. Countries represented are Brazil, Italy, Belgium, Germany, South Korea, Taiwan, Canada, Mexico and the Middle East. We’ll also have researchers from Harvard University, University of Georgia, Chang Gung University, University of Illinois, and King Saud University. Keynote speakers at this will be Dr. Wang and Dr. Seimenow. Dr. Wang is considered the godfather of shock-wave. He runs a shock wave institute in Taiwan, and he has published more studies on shock wave than any other doctor. Dr. Seimenow is well respected for her work in plastic surgery and microsurgery. She was the person in the US who performed the first face transplant. We will also have our partner eKare presenting, and the highlight, for me at least, will be discussing the various studies being performed using dermaPACE around the globe. 2018 will be a year when we make our presence known again. You’ll see many of these research papers and cases published in poster form and presented at various wound forums.

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Speaking of the wound forums, we plan to attend SAWC, EWMA, and Korea Wound, along with other internationally known wound forums in 2018. We are finally at the time when we can reemerge from hibernation to make great strides. Our product, as Pete mentioned, is the only new product in the wound market that is in great need of a way to increase vascularization. Finally, you will see us announcing new partners and new employees in the coming months. We have begun interviewing key professionals, which will round out our team, and allow us to launch successfully in US and build upon that for the future.

With that, let me open up to Q&A.

Operator
Thank you. There appear to me no questions at this time. I will now turn the floor back over to Kevin Richardson.

Kevin Richardson – Chairman and Chief Executive Officer
Great. Thank you everyone for joining the call. Thank you for the update. I’m hoping that we’re going to be back on a call before we announce Q4 results, talking about the FDA or talking about another country that we’ve entered from a joint venture standpoint. Hopefully, that will happen soon, and we’ll be chatting again. In the meantime, if anyone has any questions, please feel free to reach out to us, and we will answer as best we can. Thank you.

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